CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-IGMS MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

August 23, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-IGMS Series (the “VV-IGMS Series”) and the creation of the VV-IGMS Interests (the “VV-IGMS Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in august 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-IGMS Series and the creation of the VV-IGMS Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-IGMS Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-IGMS Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-IGMS Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-IGMS Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-IGMS Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-IGMS Interests

AUTHORIZED SHARES:	Minimum: 520 / Maximum: 572 Interests

SERIES ASSETS:

Italian Gems Collection
Product	Vintage	Bottles
2015 Poggione Paganelli Riserva	2015	6
2015 Poggione Paganelli Riserva	2015	12
2019 Fontodi Chianti Classico Gran Selezione Vigna del Sorbo	2019	84
2018 Fontodi Chianti Classico Gran Selezione Vigna del Sorbo	2018	18
2019 Grattamacco Bolgheri Superiore	2019	36
2020 Grattamacco Bolgheri Superiore	2020	30
2019 Macchiole Messorio	2019	6
2018 Macchiole Messorio	2018	6
2019 Macchiole Scrio	2019	48
2018 Macchiole Scrio	2018	6
2015 Fuligni BdM Riserva	2015	6
2015 Fuligni BdM Riserva	2015	6
2007 Gaja San Lorenzo	2007	6
2009 Sassicaia	2009	6
2008 Masseto	2008	3
2007 Tignanello	2007	6
2018 Castello di Ama l'Apparita	2018	6

2018 Castello di Ama l'Apparita	2018	18
2018 Castello di Ama l'Apparita	2018	6
2019 Castello di Ama l'Apparita	2019	6
2019 Castello di Ama l'Apparita	2019	30
2018 Castello di Ama, Chianti Classico, Bellavista Gran Selezione	2018	6
2019 Castello di Ama, Chianti Classico, Bellavista Gran Selezione	2019	6

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-IGMS to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King